Exhibit 21.1

Significant Subsidiaries of the Registrant

The significant subsidiaries of the Registrant, as defined in Section 1-02(w) of regulation S-X, are:

CACI, INC. – FEDERAL, a Delaware corporation

CACI, INC. – COMMERCIAL, a Delaware corporation

CACI NSS, Inc., a Delaware corporation

CACI N.V., a Netherlands corporation

CACI Technologies, Inc., a Virginia corporation (also does business as “CACI Productions Group”)

CACI Dynamic Systems, Inc., a Virginia corporation

CACI Premier Technology, Inc., a Delaware corporation

CACI Enterprise Solutions, Inc., a Delaware corporation

CACI-ISS, Inc., a Delaware corporation

CACI Technology Insights, Inc., a Virginia corporation

CACI-CMS Information Systems, Inc., a Virginia corporation

CACI-WGI, Inc., a Delaware corporation (also does business as “The Wexford Group International”)

CACI-Athena, Inc., a Delaware corporation

Six3 Systems Holdings II, Inc., a Delaware corporation